BURLINGTON COAT FACTORY WAREHOUSE CORPORATION
1830 Route #130 North
Burlington, NJ 08016
(609) 387-7800

FOR IMMEDIATE RELEASE

COMPANY CONTACT

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FOURTH QUARTER AND FISCAL YEAR SALES

Burlington, NJ - June 2, 2005 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced that net sales from continuing operations for the fourth quarter ended May 28, 2005 were $757.0 million compared with $678.1 million for the comparative period ended May 29, 2004, an 11.6% increase. These results reflect a 7.9% comparative stores sales increase for the quarter.

March comparative store sales increased 13.9%, April comparative store sales were flat and May comparative store sales increased 8.2%. The increase in March comparative store sales and the flat comparative store sales for April reflect an earlier Easter selling season during fiscal year 2005, with Easter falling on March 27, 2005. Easter fell on April 11, 2004 last year.

Net sales from continuing operations for the year ended May 28, 2005 were $3.171 billion compared with $2.833 billion for the comparative period ended May 29, 2004, an 11.9 % increase. These results reflect a 6.3% comparative store sales increase for the twelve-month period.

During the year ended May 28, 2005, the Company opened nine Burlington Coat Factory stores, four free standing MJM Designer Shoe stores one Super Baby Depot store and converted the last Totally 4 Kids store into a Super Baby Depot. An additional six Burlington Coat Factory stores were relocated during the 2005 fiscal year to locations within the same trading market. Two store locations, previously operated as Decelle stores, were converted to Cohoes Fashion stores. The company closed two Burlington Coat Factory stores and one Luxury Linens store in the same fiscal year.

Burlington Coat Factory operates 362 stores in 42 states principally under the name "Burlington Coat Factory."

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.